Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Mark N. Schwartz, CEO (651) 687-9999

Hypertension Diagnostics Announces Annual Meeting Date

ST. PAUL, MN — November 3, 2003 — Hypertension Diagnostics, Inc. (OTC: HDII.OB), today announced that its Board of Directors has established Wednesday, December 3, 2003 as the date of its 2003 Annual Meeting. The Board of Directors has established October 31, 2003 as the record date for determination of shareholders entitled to vote at the Annual Meeting.

     On August 28, 2003, the Company completed a private placement of Units consisting of its common stock, Series A Convertible Preferred Stock and a series of warrants to a group of investors led by Mark N. Schwartz resulting in gross proceeds of approximately $2,300,000. Simultaneously with the closing of this private placement, the Company closed a transaction with the holders of its 8% Convertible Notes pursuant to which the holders tendered their Notes to the Company along with accrued interest thereon totaling $529,980 for 3,238,767 shares of the Company’s common stock. Under the terms of the agreement with the Note holders, these 3,238,767 shares of stock are subject to certain voting obligations and the Note holders are prohibited from selling these 3,238,767 shares of stock until one business day following the record date established for the Annual Meeting. The Company is calling this Annual Meeting in part to fulfill covenants of the August 28, 2003 private placement.

     Forward-looking statements in this press release are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any forward-looking statements and to recognize that the statements are not a prediction of actual future results. Actual results could differ materially from those presented and anticipated in the forward-looking statements due to the risks and uncertainties set forth in the Company’s 2003 Annual Report on Form 10-KSB, as amended, filed with the U.S. Securities and Exchange Commission, as well as others not now anticipated.

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